Exhibit 10.2
CORE SCIENTIFIC, INC.
2024 STOCK INCENTIVE PLAN

Restricted Stock Unit Award Notice

Denise Sterling

You have been awarded a restricted stock unit award with respect to shares of Common Stock of Core Scientific, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Core Scientific, Inc. 2024 Stock Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Restricted Stock Unit Award Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Stock Units:	You have been awarded a restricted stock unit (“RSU”) award with respect to a total number of 318,613 RSUs.

Grant Date:	September 5, 2024

Vesting Commencement Date:	March 31, 2024

Vesting Schedule:	Except as otherwise provided in the Plan, the Agreement or any other agreement between you and the Company or any of its Subsidiaries that is in effect as of the Grant Date the Award shall vest on the first anniversary of the Vesting Commencement Date (the “Vesting Date”), if, and only if, you are, and have been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (A) employed by the Company or any of its Subsidiaries; (B) serving as a Non-Employee Director; or (C) providing services to the Company or any of its Subsidiaries as an advisor or consultant from the date of this Agreement through and including the Vesting Date.

CORE SCIENTIFIC, INC.

By: ______________________________
Name:
Title:

Acknowledgment, Acceptance and Agreement:
By signing below and returning this Award Notice to Core Scientific, Inc., I hereby accept the Award granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

__________________________________     Date: September _____________, 2024
Executive

CORE SCIENTIFIC, INC.
2024 EQUITY AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Core Scientific, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), an award with respect to the number of RSUs set forth in the Award Notice (the “Award”) pursuant to the provisions of the Core Scientific, Inc. 2024 Stock Incentive Plan (the “Plan”), the Award Notice and this agreement (the “Agreement”). Each RSU represents the right to receive one share the Company’s Common Stock, par value $0.00001 per share (“Stock”), subject to the restrictions, terms and conditions set forth in the Plan, the Award Notice and the Agreement. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Award Notice, as the case may be.
1.    Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
2.    Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. The Award includes a right to dividend equivalents equal to the value of any dividends paid on the Stock for which the dividend record date occurs between the Grant Date and the date the Award is settled or forfeited. Subject to vesting, each dividend equivalent entitles the Holder to receive the equivalent cash value of any such dividends paid on the number of RSUs underlying the Award that are outstanding during such period. Dividend equivalents will be accrued (without interest) and will be subject to the same conditions as the RSUs to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the Award.
3.    Restriction Period and Vesting.
3.1.    Service-Based Vesting Condition. Except as otherwise provided in this Section 3, the Award shall vest in accordance with the vesting schedule set forth in the Award Notice. The period of time prior to the full vesting of the Award shall be referred to herein as the “Restriction Period.”
3.2.    Termination of Employment.
(a)    Death or Disability. If the Holder’s employment or service with the Company and/or a Subsidiary terminates prior to the conclusion of the Restriction Period by reason of the Holder’s (i) death or (ii) termination by the Company or a Subsidiary due to his or her Disability (as defined below), then, subject to the Holder satisfying the conditions set forth in Section 6.2 (the “Release Requirement”), in any such case, any unvested portion of the Award shall be fully vested upon such termination of employment or service.
(b)    Termination of Employment without Cause or due to a Mutual Accelerated Termination. Except as otherwise provided in Section 3.3(a), if the Holder’s employment or service with the Company and/or a Subsidiary terminates prior to the conclusion of the Restriction Period (i) by reason of the Holder’s termination by the Company or a Subsidiary without Cause (as defined below), or (ii) as a result of a “Mutual Accelerated Termination” (as defined in that certain Transition Agreement by and between the Holder and Company, dated August 6, 2024 (the “Transition Agreement”)), then, subject to the Holder satisfying the Release Requirement, the Award shall be immediately vested upon such termination of employment or service.
(c)    Forfeiture. If the Holder’s employment or service with the Company and/or a Subsidiary terminates prior to the conclusion of the Restriction Period and prior to a Change in Control for any reason other than as set forth in Sections 3.2(a)–(b), then any unvested portion of the Award shall be immediately and automatically forfeited by the Holder and cancelled by the Company.
3.3.    Change in Control.
(a)    Vesting Following Effective Assumption Event. In the event of a Change in Control prior to the conclusion of the Restriction Period pursuant to which (i) the Award is effectively assumed or substituted by the corporation resulting from or succeeding to the business of the Company in accordance with the Plan (as determined by the Board in its discretion) (an “Effective Assumption Event”); and (ii) the Holder’s employment or service is terminated (A) by reason of an event set forth in Section 3.2(b), including as a result of a Mutual Accelerated Termination, or (B) due to Holder’s voluntary resignation for Good Reason (as defined below) (each, a “Qualifying Termination”) within 24 months following such Change in Control, then, subject to the Holder satisfying the Release Requirement, any unvested portion of the Award shall become fully vested as of the Holder’s Qualifying Termination.
(b)    Other Vesting. In the event of a Change in Control prior to the conclusion of the Restriction Period pursuant to which no Effective Assumption Event shall occur, then, subject to the Holder satisfying the Release Requirement, any unvested portion of the Award shall vest in its entirety as of the date of the Change in Control.
3.4.    Definitions. For purposes of this Award,
(a)    “Cause” shall have the meaning assigned to such term as of the date hereof in the Transition Agreement.
(b)    “Disability” shall mean the inability of the Holder to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, as determined by the Company (or, in the event the Holder is subject to Section 16 of the Exchange Act, the Committee) on the basis of such medical evidence as the Company (or, in the event the Holder is subject to Section 16 of the Exchange Act, the Committee) deems warranted under the circumstances.
(c)    “Good Reason” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Holder in effect on the Grant Date or if Holder is not party to an employment or similar agreement in effect on the Grant Date which defines “Good Reason,” then “Good Reason” shall mean Holder’s voluntary termination of employment or service following: (i) a material reduction in the Holder’s base salary; (ii) a material reduction in the Holder’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless the Holder’s new authority, duties or responsibilities are substantially reduced from the prior authority, duties or responsibilities; or (iii) a relocation of the Holder’s principal place of employment that results in an increase in the Holder’s one-way driving distance by more than 30 miles from the Holder’s then current principal residence. In order to resign for Good Reason, the Holder must provide written notice of the event giving rise to Good Reason to the Board) within 30 days after the condition arises, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, the Holder’s resignation from all positions the Holder then held with the Company must be effective not later than 30 days after the conclusion of the Company’s cure period.
4.    Issuance or Delivery of Shares. Subject to Section 6.14 and except as otherwise provided for herein or in the Award Notice, within 30 days after the vesting of the Award or any portion thereof, the Company shall issue or deliver, subject to the conditions of this Agreement, the shares of Stock (i.e., that relate to the vested Award or portion thereof) to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Stock, and will have the status of a general unsecured creditor of the Company.
5.    Transfer Restrictions and Investment Representation.
5.1.    Non-Transferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
5.2.    Investment Representation. The Holder hereby covenants that (a) any sale of any share of Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
6.    Additional Terms and Conditions of Award.
6.1.    Withholding Taxes. As a condition precedent to the issuance or delivery of the Stock upon the vesting of the Award, at the Company’s discretion either (a) the Holder shall pay to the Company such amount as the Company (or an affiliate) determines is required, under all applicable federal, state, local, foreign or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award or (b) the Company or an affiliate may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company or an affiliate to the Holder, which may include the withholding of whole shares of Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in either case in accordance with such terms, conditions and procedures that may be prescribed by the Company. Shares of Stock withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Holder’s jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, as determined by the Company, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a share of Stock would be required to satisfy the maximum individual statutory rate in the Holder’s jurisdiction, then the number of shares of Stock to be withheld may be rounded up to the next nearest whole share of Stock. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full. Any determination by the Company with respect to the withholding of shares of Stock to satisfy the Required Tax Payments shall be made by the Committee if the Holder is subject to Section 16 of the Exchange Act.
6.2.    Release Requirement. Any vesting benefit provided under this Agreement pursuant to Sections 3.2(a)–(b) or Sections 3.3(a)–(b) (“Vesting Enhancement”) is subject to the condition precedent that the Holder timely executes and delivers to the Company, and does not revoke pursuant to any applicable revocation right, a general release of claims in a form to be provided by the Company (a “Release”) and that is substantially similar to the general release of claims form attached as Exhibit A to the Transition Agreement (the “Transition Agreement Release”); provided that, if the applicable Vesting Enhancement is triggered at a time when the Holder becomes entitled to benefits under the Transition Agreement and such benefits are conditioned on the Holder’s timely execution, delivery and non-revocation of the Transition Agreement Release, the Holder will be deemed to have satisfied the Release Requirement in this Section 6.2 at the time all conditions of the Transition Agreement Release are satisfied.
6.3.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
6.4.    Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time.
6.5.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
6.6.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
6.7.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to legal@corescientific.com, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.8.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the

United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.9.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
6.10.    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
6.11.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
6.12.    Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
6.13.    Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
6.14.    Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment or service, the applicable shares of Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.